CLASS C DISTRIBUTION PLAN

I.          Investment Company:               FRANKLIN U.S. GOVERNMENT MONEY FUND

II.         Fund:                                       FRANKLIN U.S. GOVERNMENT MONEY FUND – Class C

III.       Maximum Per Annum Rule 12b-1 Fees for Class C Shares

(as a percentage of average daily net assets of the class)

A.        Distribution Fee:          0.50%

B.         Service Fee:                  0.15%

Preamble to the Class C Distribution Plan

The following Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by the Investment Company named above (the “Trust”) for the Class C shares (the “Class”) of the Fund named above (the “Fund”), which Plan shall take effect as of the date Class C shares are first offered (the “Effective Date of the Plan”).  The Plan has been approved by a majority of the Board of Trustees of the Trust (the “Board”), including a majority of the Board members who are not interested persons (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan.

In reviewing the Plan, the Board considered the schedule and nature of payments and terms, as applicable, of (i) the Investment Management Agreement between the U.S. Government Money Market Portfolio (the “Master Portfolio”) into which the Fund invests all of its assets, and Franklin Advisers, Inc. (the “Manager”), (ii) the Administration Agreement between the Trust, on behalf of the Fund, and Franklin Templeton Services, LLC (the “Administrator”), and (iii) the Distribution Agreement between the Trust, on behalf of the Fund, and Franklin Templeton Distributors, Inc. (“Distributors”).  The Board concluded that the compensation of each of the Manager under the Investment Management Agreement, the Administrator under the Administration Agreement and Distributors under the Distribution Agreement, was fair and not excessive.  The approval of the Plan included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and the shareholders of the Class.

Distribution Plan

1.         (a)  The Trust, on behalf of the Fund, shall pay to Distributors a quarterly fee not to exceed the above-stated maximum distribution fee per annum of the Class’ average daily net assets represented by shares of the Class, as may be determined by the Board from time to time.

(b)  In addition to the amounts described in (a) above, the Trust, on behalf of the Fund, shall pay (i) to Distributors for payment to dealers or others, or (ii) directly to others, an amount not to exceed the above-stated maximum service fee per annum of the Class’ average daily net assets represented by shares of the Class, as may be determined by the Trust’s Board from time to time, as a service fee pursuant to servicing agreements which have been approved from time to time by the Board, including the Independent Trustees.

2.         (a)  The monies paid to Distributors pursuant to Paragraph 1(a) above shall be treated as compensation for Distributors’ distribution-related services including compensation for amounts advanced to securities dealers or their firms or others selling shares of the Class who have executed an agreement with the Trust, Distributors or its affiliates, which form of agreement has been approved from time to time by the Board, including the Independent Trustees, with respect to the sale of Class shares.  In addition, Distributors may use such monies paid to it pursuant to Paragraph 1(a) above to assist in the distribution and promotion of shares of the Class.  Such payments made to Distributors under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature (and any related expenses), advertisements, and other distribution-related expenses; additional distribution fees paid to securities dealers or their firms or others who have executed agreements with the Trust, Distributors or its affiliates; or certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels (otherwise referred to as marketing support), including business planning assistance, advertising, educating dealer personnel about the Fund and shareholder financial planning needs, placement on dealers’ lists of offered funds, access to sales meetings, sales representatives and management representatives of dealers, participation in and/or presentation at conferences or seminars, sales or training programs for invited registered representatives and other employees, client and investor events and other dealer sponsored events, and ticket charges.

(b)  The monies to be paid pursuant to paragraph 1(b) above shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder or beneficial owner accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Fund to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Class.  Any amounts paid under this paragraph 2(b) shall be paid pursuant to a servicing or other agreement, which form of agreement has been approved from time to time by the Board.

3.         In addition to the payments which the Trust, on behalf of the Fund, is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Trust, on behalf of the Fund, the Manager, the Administrator, the Distributors or other parties on behalf of the Fund, the Manager, Administrator or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of Class shares issued by the Fund within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to have been made pursuant to the Plan.

In no event shall the aggregate payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to the rules of the Financial Industry Regulatory Authority, or any successor thereto.

4.         Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies paid to it and to others under the Plan, including the purposes thereof, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5.         The Plan, and any agreements related to the Plan, shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan and any related agreements.

6.         The Plan may be terminated with respect to the Class of the Fund at any time by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Class, as and to the extent required by the 1940 Act and the rules thereunder, including Rule 18f-3(a)(3).

7.         Any agreement related to this Plan:

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stribution Plan – Franklin U.S. Government Money Fund

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(a)        may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Class on not more than sixty (60) days’ written notice to any other party to the agreement; and

(b)        will automatically terminate in the event of its assignment (as defined in the 1940 Act).

8.         The Plan may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 1 hereof without approval by a majority of the outstanding voting securities of the Class (as and to the extent required by the 1940 Act and the rules thereunder, including Rule 18f-3(a)(3)).

9.         All material amendments to the Plan shall be approved by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

10.       So long as the Plan is in effect, the Board shall satisfy the fund governance standards included in Rule 0-1(a)(7) under the 1940 Act, including that the selection and nomination of the Trust’s trustees who are not interested persons of the Trust (as defined in the 1940 Act) shall be committed to the discretion of such incumbent trustees who are not interested persons of the Trust.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust, on behalf of the Class of the Fund, and Distributors as evidenced by their execution hereof.

FRANKLIN U.S. GOVERNMENT MONEY FUND

By:       /s/ Steven J. Gray

            Steven J. Gray

Title:    Vice President and Co-Secretary

FRANKLIN TEMPLETON DISTRIBUTORS, INC.

By:       /s/ Daniel T. O’Lear

            Daniel T. O’Lear

Title:    President

Dated:  October 18, 2019